SUB-ITEM 77D

Effective December 1, 2014, the Principal Investment Strategies of the MFS Global Bond Fund (the "Fund") changed, as described in the supplement dated, October 28, 2014, to the Fund's then current prospectus and in the Fund's Summary Prospectus dated September 28, 2014, as amended October 28, 2014, each as filed with the SEC via EDGAR on such dates under Rule 497 under the Securities Act of 1933. Such descriptions are hereby incorporated by reference.